Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Tender Offer and Consent Solicitation for Any and All of its 9.00% Senior Subordinated Notes due 2016

WALTHAM, Mass., May 10, 2013 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it has commenced a cash tender offer for any and all of its outstanding $400 million aggregate principal amount of 9.00% Senior Subordinated Notes due 2016 (the “Notes”) (CUSIP No. 01449JAB1). The Company also announced a concurrent consent solicitation for the adoption of proposed amendments to the indenture dated as of May 12, 2009 among the Company, U.S. Bank National Association (the “Trustee”) and certain guarantors named therein (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 10, 2013 (the “Offer to Purchase”). Holders that tender their Notes pursuant to the tender offer prior to the Withdrawal Deadline (as defined in the Offer to Purchase) will be deemed to have consented to the proposed amendments to the Indenture.

The offer to purchase will expire at 11:59 p.m., New York City time, on June 7, 2013 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes (“Holders”) must tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on May 23, 2013 (the “Consent Date”) in order to be eligible to receive the Total Consideration (as defined below). Holders who tender their Notes after the Consent Date and before the Expiration Date will only be eligible to receive the Tender Offer Consideration (as defined below).

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including consummation of a capital markets debt offering on terms and conditions acceptable to the Company in its sole discretion, the net proceeds of which yield an amount sufficient to fund all of the Company’s obligations under the tender offer and the consent solicitation.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered before the Consent Date (and not withdrawn before the Withdrawal Deadline) and accepted for purchase is $1,050.00. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered after the Consent Date but prior to the Expiration Date and accepted for purchase is $1,020.00. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tender, and do not validly withdraw, Notes accepted for payment by the Company will also receive accrued and unpaid interest from the most recent interest payment date for the Notes up to but excluding the applicable settlement date.

The “Consent Payment” is an amount equal to $30.00 per $1,000 principal amount of Notes and will be payable only with respect to each Note that is validly tendered before the Consent Date and not withdrawn before the Withdrawal Deadline. The Consent Payment is included in the calculation of the Total Consideration and is not in addition to the Total Consideration. The payment of the Total Consideration to the Holders who validly tender Notes and deliver Consents on or prior to the Consent Date (and do not validly withdraw such Notes) is not conditioned upon the receipt of the Requisite Consents (as defined below). Holders may not tender Notes before the Withdrawal Deadline without delivering consents with respect to such Notes, nor may Holders give their consents in respect of any Notes they do not tender.

The proposed amendments to the Indenture would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and modify certain other provisions in the Indenture. Holders of at least a majority in principal amount of the Notes (other than Notes held by the Company or its affiliates) (the “Requisite Consents”) must consent to the amendments to the Indenture in order for the amendments to the Indenture to become effective. Holders who deliver their consents before the Consent Date and do not revoke them before the Withdrawal Deadline will receive the Consent Payment (included in the Total Consideration) if the offer is consummated.

The Company has engaged Goldman Sachs & Co. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Goldman Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-6436 (collect). Requests for documents should be directed to i-Deal LLC, the Tender Agent and Information Agent for the tender offer and consent solicitation, at (212) 849-3880 (brokers and bankers) or (888) 593-9546 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made only pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company is distributing to Holders. The tender offer and consent solicitation are not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Alere Inc.

By developing new capabilities in near-patient diagnosis, monitoring and health information technology, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on cardiology, infectious disease, toxicology and diabetes. Alere is headquartered in Waltham, Massachusetts.